Exhibit 10.11

STOCKHOLDER LOCKUP AGREEMENT

This Lockup Agreement (this “Agreement”) is made and entered into as of July 20, 2016, by and among 1347 Capital Corp., a Delaware corporation (“1347 Capital”) and the person set forth on the signature pages hereto (“Stockholder”). Each capitalized term used, but not otherwise defined, herein has the respective meaning ascribed to such term in the Agreement and Plan of Merger, dated as of March 23, 2016, by and among 1347 Capital, Limbach Holdings LLC (“Limbach”) and FdG HVAC LLC, as Limbach Holders’ Representative (the “Merger Agreement”).

WHEREAS, 1347 Capital has agreed to issue and deliver to the Limbach Holders, among other things, a certain number of shares of 1347 Common Stock in consideration for the consummation of the transactions contemplated by the Merger Agreement (“Merger Shares”);

WHEREAS, 1347 Capital has agreed that an aggregate of one million (1,000,000) shares of 1347 Common Stock issued to the Limbach Holders as Merger Shares shall be subject to a lockup agreement (“Restricted Shares”), of which Stockholder is entitled to receive eight hundred thousand (800,000) shares (the “Shares”); and

WHEREAS, the execution and delivery of this Agreement by each recipient of Restricted Shares is a condition precedent to the obligations of 1347 Capital to consummate the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Stockholder and 1347 Capital hereby agree as follows:

1.             Stockholder hereby acknowledges and agrees that, during the period beginning on the date hereof and ending upon the expiration of the Lockup Period, Stockholder shall not:

(a)                sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act with respect to, any portion of the Shares;

(b)               enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of Shares or such other securities, in cash or otherwise; or

(c)                publicly announce any intention to effect any transaction specified in clause (a) or (b).

As used herein, the term “Lockup Period” means the period beginning on the Closing Date and (y) with respect to fifty percent (50%) of the Shares, ending on the earlier of (i) the date that is 365 days following the Closing Date and (ii) the date that the last sales price of 1347 Common Stock equals or exceeds $12.50 per share (as the same may be adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the Closing Date; and (z) with respect to other fifty percent (50%) of the Shares, ending on the date that is 365 days following the Closing Date; provided, that, notwithstanding the foregoing clauses (y) and (z), the Lockup Period shall end immediately upon the consummation by 1347 Capital of a liquidation, merger, stock exchange or other similar transaction that results in all of the holders of 1347 Common Stock having the right to exchange their shares of 1347 Common Stock for cash, securities or other property.

2.             Notwithstanding the provisions of paragraph 1 above, Stockholder may transfer any of the Shares:

(a)                by gift or other transfer to a member of a Stockholder’s immediate family or to a trust, corporation, partnership or limited liability company established for estate planning purposes, the beneficiaries, stockholders, partners or members of which are members of such Stockholder’s immediate family or a charitable organization;

(b)               by virtue of the applicable Laws upon dissolution of Stockholder, or by virtue of the Laws of descent and distribution upon the death of Stockholder, as applicable; or

(c)                to any of its or his Affiliates;

provided, however, that all such permitted transferees shall execute and deliver a lockup agreement substantially in the form of this Agreement and shall be bound by the transfer restrictions contained herein.

3.             Stockholder hereby represents and warrants to 1347 Capital that such Stockholder has full power and authority to enter into this Agreement.

4.             1347 Capital shall cause each of the certificates evidencing the Shares to be legended with the applicable transfer restrictions. Stockholder agrees and consents to the entry of stop transfer instructions with transfer agent and registrar against the transfer of the Shares, except in compliance with this Agreement, and 1347 Capital and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

5.             This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

6.             This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

7.             This Agreement and any claim, controversy or dispute arising out of or related to this Agreement or the interpretation and enforcement of the rights and duties of the parties, whether arising in law or equity, whether in contract, tort, under statute or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

8.             All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the address or facsimile number indicated on the books and records of 1347 Capital or such other address as a party shall subsequently provide.

9.             No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto and approved in writing by the Audit Committee of the Board of Directors of 1347 Capital. No waiver by any party hereto of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver and, in the case of 1347 Capital, approved in writing by the Audit Committee of the Board of Directors of 1347 Capital nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.           Each of the parties hereto hereby acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms and in the event of breach of this Agreement by a party hereto, the non-breaching party would not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

11.           If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

12.           This Agreement may be executed in one or more counterparts (including by means of electronic mail or facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties hereto agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures or other electronic delivery.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Lockup Agreement on the date first written above.

1347 CAPITAL CORP.

By:	/s/ Hassan Baqar
Name:	Hassan Baqar
Title:	Chief Financial Officer

STOCKHOLDER:

FDG HVAC LLC

By:	/s/ David Gellman
Name:	David Gellman
Title:	Vice President

Signature Page to Stockholder Lockup Agreement